Exhibit 10.36

AMENDMENT TO THE

2008 SEVERANCE AND CHANGE IN CONTROL AGREEMENT

WHEREAS, the Compensation Committee of the Board of Directors of KBR, Inc. desires to amend the Severance and Change in Control Agreements (collectively, the “Agreements”) entered into by and between the senior executives under the purview of the Compensation Committee, KBR Technical Services, Inc., and KBR, Inc. in 2008 to comply with the final regulations of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective as of December 31, 2008, the Agreements shall be amended as follows:

1.	The last sentence of the last paragraph of Section 3.2 shall be deleted and the following shall be substituted therefor:

“Subject to Section 6.1, any lump sum cash payment due Executive pursuant to this Section 3.2 shall be paid within 70 days of Executive’s termination of employment with Company.”

2.	Section 4.2(iii) shall be deleted and the following shall be substituted therefor:

“(iii) Executive’s unpaid bonus (if any) accrued under Company’s annual cash incentive plan for the fiscal year that ended on or immediately before Executive’s date of termination, which accrued bonus shall be paid to Executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following Executive’s termination of employment with Company;”

3.	The last paragraph of Section 4.2 shall be deleted and the following shall be substituted therefor:

“Subject to Section 6.1, the lump sum cash payment payable to Executive pursuant to Section 4.2(i) shall be paid within 70 days after Executive’s termination of employment with Company.”

4.	The last sentence of Section 5.3 shall be deleted and the following shall be substituted therefor:

“Any lump sum cash payment payable to Executive pursuant to this Section 5.3 shall be paid within 70 days after Executive’s termination of employment with Company, provided that notwithstanding anything in this Section 5.3 or Section 6.1 to the contrary, if Executive has attained the age of 65 prior to the year in which he terminates employment, any payment due pursuant to Section 5.2(ii) shall be payable on the March 15th following the end of the performance period, but not later than 74 days following Executive’s termination of employment with Company.”

IN WITNESS WHEREOF, this instrument has been executed on this 31st day of December 2008, effective as of December 31, 2008.

William P. Utt
Chairman of the Board, President, and Chief Executive Officer
KBR, Inc.